Houghton Mifflin Harcourt Announces First Quarter 2020 Results

Significant growth in digital platform usage; Strong win rates in this year’s largest adoptions including notable wins in both Texas and California; Proactively supporting customers with remote learning resources to address COVID-19 crisis

BOSTON — May 7, 2020 — Learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (Nasdaq: HMHC) today announced financial results for the three months ended March 31, 2020. Nationwide COVID-19-related school closings impacted first quarter net sales and billings performance beginning in March as customers delayed purchase decisions and were unable to receive shipments during the initial phases of their pandemic response.  HMH took several proactive steps to support customers with virtual learning resources and to help mitigate the adverse impact of COVID-19 on its profitability and cash flow in 2020. These actions were announced on March 26th and March 27th, respectively.

Q1 2020 Headlines:

•	Net sales declined 2% to $190 million in the first quarter from the same period in the prior year
•	Billings[1] declined 15% to $131 million in the first quarter from the same period in the prior year
•	Supplemented restructuring actions taken in late 2019 with further measures designed to enhance profitability and liquidity
•	HMH has captured a leading win rate with adoption decisions covering approximately 75% of the addressable Texas Literature opportunity
•	California Science adoption progressing, HMH has had a strong sales performance in grades 6-12 Los Angeles Unified School District Science opportunity
•	Significant growth in digital platform usage with 314% increase in student assignments over the last twelve months as schools adjust to distance/remote learning environment
•	Net cash used in operating activities improved by 11% in the first quarter from the same period in the prior year
•	Free cash flow[2] usage improved by 12% in the first quarter compared to the same period in the prior year

	Three Months Ended March 31,
(in millions of dollars)	2020	2019	Change
Net sales	$190	$195	(2.4)%
Change in deferred revenue	(59)	(40)	(47.5)%
Billings [1]	131	155	(15.2)%
Impairment charge for goodwill	262	—	NM
Net loss	(346)	(117)	NM
Adjusted EBITDA [2]	(17)	(27)	34.4%
Pre-publication or content development costs	(19)	(26)	27.6%
Net cash used in operating activities	(157)	(176)	11.0%
Free cash flow [2]	(187)	(212)	11.7%

1	An operating measure which we derive from net sales taking into account the change in deferred revenue.
2	Non-GAAP measure, please refer to Use of Non-GAAP measures for an explanation and reconciliation.

NM = not meaningful

“While our billings for the first quarter began to see the impact of the COVID-19 pandemic in mid-March as school closings mounted, the work we have done in recent years has put us in a solid position from a capital, liquidity and balance sheet perspective,” said Jack Lynch, Chief Executive Officer of HMH. “Our performance to date in this year’s new adoptions has demonstrated that demand remains strong for connected learning solutions that are effective, engaging and equitable. We are leveraging our strong sales presence in Texas, where our next-generation grades 9-12 Literature solution is again leading the market.”

Joe Abbott, Chief Financial Officer of HMH added, “We managed our expenses with discipline and had good bookings performance even as the economic shocks caused by the pandemic began to be felt late in the quarter. As we stated in March, the Company has instituted strong cost control measures to help ensure HMH is in a position to generate positive free cash flow at billings levels well below prior trough billings levels.”

Jack Lynch concluded, “As we move into our busy selling season, we expect back-to-school to drive meaningful demand. We believe that this pandemic will accelerate the market move to a 1:1 student to device ratio, and drive deeper investment in remote learning solutions. HMH is positioned to lead this shift with a digital-first offering for connected teaching and learning, affording a new opportunity to empower teachers and bring together all members of the learning community.”

First Quarter 2020 Financial Results:

Net Sales: HMH reported net sales of $190 million for the first quarter of 2020, down 2% or $5 million compared to $195 million in 2019. The net sales decrease was driven by a $3 million decrease in our HMH Books & Media segment, coupled with a $2 million decrease in our Education segment. Within our HMH Books & Media segment, the decrease in net sales was primarily due to 2019 licensing revenue attributed to the Carmen Sandiego series on Netflix, which did not repeat in the first quarter of 2020 but is expected later in the year. Partially offsetting the aforementioned were an increase in net sales of the Little Blue Truck series and strong net sales of the frontlist titles Chosen Ones and Maybe You Should Talk to Someone. Within our Education segment, the decrease was due to lower net sales in Extensions, which decreased by $16 million from $102 million in 2019 to $86 million, due to lower sales of the LLI Leveled Literacy and Calkins products due to the economic slowdown, partially offset by stronger net sales from Core Solutions which increased by $13 million from $52 million in 2019 to $65 million. The primary driver of the increase in Core Solutions net sales was the recognition of revenue previously deferred.

Billings1: Billings for 2020 decreased $24 million, or 15%, from 2019. The billings decrease was driven by a $23 million decrease in our Education segment coupled with a $1 million decrease in our HMH Books & Media segment. Within our Education segment, the decrease was due to lower Extensions billings, which primarily consist of our Heinemann brand, intervention and supplemental products as well as professional services, which decreased by $23 million. Core Solutions billings slightly increased due to the Texas and national versions of the Into Reading and Into Literature programs. The HMH Books & Media billings decrease was primarily due to 2019 licensing revenue attributed to the Carmen Sandiego series on Netflix.

Cost of Sales: Overall cost of sales decreased by $10 million to $126 million in 2020 from $136 million in 2019, primarily due to lower billings and a decrease in pre-publication amortization expense related to the timing of 2019 major product releases.

Selling and Administrative Costs: Selling and administrative costs decreased by $19 million in 2020, primarily due to decreases in labor costs savings associated with the 2019 Restructuring Plan and lower variable costs due to lower billings. Further, there were lower discretionary costs associated with the travel and expense reduction measures.

Operating Loss: Operating loss for 2020 was $338 million, a $236 million unfavorable change from the $102 million operating loss recorded in 2019 primarily due to an impairment charge for goodwill for the three months ended March 31, 2020 of $262 million. This non-cash impairment is a direct result of the adverse impact that the COVID-19 pandemic has had on the market price of our Company’s stock price and the stock price of comparable companies in the marketplace. Partially offsetting the unfavorable operating loss was a decrease in selling and administrative expenses coupled with the lower cost of sales.

Net Loss: Net loss of $346 million for 2020 was a $229 million unfavorable change from the net loss of $117 million in 2019, due primarily to the same factors impacting operating loss along with an increase in interest expense of $5 million resulting from the debt refinancing during the fourth quarter of 2019 and a favorable change in income taxes of $15 million due primarily to the book impairment on goodwill, which reduced the related deferred tax liabilities during 2020.

Adjusted EBITDA: Adjusted EBITDA for 2020 was a loss of $17 million, a $10 million favorable change from $27 million in 2019, due primarily to the same factors impacting operating loss, excluding the impairment charge for goodwill.

Cash Flows and Liquidity: Net cash used in operating activities for 2020 was $157 million compared with $176 million in 2019. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for 2020 was a usage of $187 million, a $25 million improvement compared to a usage of $212 million in 2019. The primary drivers of the favorable change in free cash flow were an increase in net working capital driven by higher cash collections and lower inventory purchases, along with reductions in capital expenditures in 2020.

As of March 31, 2020, $150 million was drawn on the revolving credit facility as a precautionary measure in order to increase the Company’s cash position and help maintain financial flexibility in light of the current uncertainty resulting from the COVID-19 pandemic. We expect our net cash provided by operations combined with our cash and cash equivalents and borrowing availability under our revolving credit facility to provide sufficient liquidity to fund our current obligations, capital spending, debt service requirements and working capital requirements over at least the next twelve months.

1 Education and HMH Books and Media segment billings represent operating measure which we derive from net sales taking into account the change in deferred revenue. Billings for Core Solutions and Extensions is an operating measure based on invoiced sales adjusted for returns, other publishing income and change in deferred revenue.

The ability of the Company to fund planned operations is based on assumptions which involve significant judgment and estimates of future revenues, capital spend and other operating costs. Our current assumptions are that businesses will reopen for selling and school districts will gradually resume purchasing during the second quarter of 2020 and most or all will become fully operational, either in-person or virtually, by the third quarter of 2020. We have performed a sensitivity analysis on these assumptions to forecast the impact of a slower-than-anticipated recovery and believe we can take additional financial and operational actions to mitigate the impact of lower billings than our current plans assume.

Outlook: As disclosed in our March 27, 2020 press release, HMH withdrew its 2020 full-year financial guidance and 3-year outlook, issued in conjunction with its fourth quarter 2019 earnings on February 27, 2020.  This was due to COVID-19-related school closings mandated by states and districts nationwide and its impact on the Education business and marketplace.

Conference Call:

At 8:30 a.m. ET on Thursday, May 7, 2020, HMH will host a conference call to discuss the results and management’s outlook with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 5578764

Moderator: Brian Shipman, Senior Vice President, Investor Relations

Webcast Link: https://edge.media-server.com/mmc/p/4apin6c5

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference call will also be available until May 16, 2020 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 5578764.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward-looking basis), we have presented adjusted EBITDA and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by: fluctuations in interest rates or effective tax rates; levels of depreciation or amortization; non-cash charges; fees, expenses or charges relating to acquisition-related activities, including purchase accounting adjustments, integration costs and transaction costs, expenses related to securities offering- and debt refinancing-activities; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements and awards; and non-routine costs and gains. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews these metrics as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash from operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts in the case of forward-looking measures) and related disclosure is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (Nasdaq: HMHC) is a learning company committed to delivering connected solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions, and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH estimates that it serves more than 50 million students and three million educators in 150 countries, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com

Follow HMH on Twitter, Facebook and YouTube.

Contact

Investors

Brian S. Shipman, CFA

SVP, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Media

Bianca Olson

SVP, Corporate Affairs

617-351-3841

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations; financial condition; liquidity; prospects, growth and strategies; the expected impact of the COVID-19 pandemic; our competitive strengths; the industry in which we operate; the impact of new accounting guidance and tax laws; expenses; effective tax rates; future liabilities; the outcome and impact of pending or threatened litigation; decisions of our customers; education expenditures; population growth; state curriculum adoptions and purchasing cycles; the impact of dispositions, acquisitions and other investments; the timing, structure and expected impact of our operational efficiency and cost-reduction initiatives and the estimated savings and amounts expected to be incurred in connection therewith; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. We caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if actual results are consistent with the forward-looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause actual results to vary from expectations include, but are not limited to: major disasters or other external threats, such as COVID-19; the duration and severity of the COVID-19 pandemic and its impact on the federal, state and local economies and K-12 schools; changes in state and local education funding and/or related programs, legislation and procurement processes; changes in state academic standards; industry cycles and trends; the rate and state of technological change; state requirements related to digital instructional materials; changes in product distribution channels and concentration of retailer power; changes in our competitive environment, including free and low cost open educational resources; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems and potential breaches of those systems; dependence on a small number of print and paper vendors; third-party software and technology development; possible defects in digital products; our ability to identify, complete, or achieve the expected benefits of, acquisitions; our ability to execute on our long-term growth strategy; increases in our operating costs; exposure to litigation; contingent liabilities;

risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; changes in tax law or interpretation; management and personnel changes; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives, including our recently announced workforce reduction; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (and our subsequent filings pursuant to the Securities Exchange Act of 1934, as amended). In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

(in thousands of dollars, except share information)	March 31, 2020 (Unaudited)	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$254,665	$296,353
Accounts receivable, net	139,981	184,425
Inventories	265,364	213,059
Prepaid expenses and other assets	22,032	19,257
Total current assets	682,042	713,094
Property, plant, and equipment, net	101,692	100,388
Pre-publication costs, net	256,808	268,197
Royalty advances to authors, net	41,761	44,743
Goodwill	454,977	716,977
Other intangible assets, net	462,127	474,225
Operating lease assets	135,087	132,247
Deferred income taxes	2,520	2,520
Deferred commissions	28,431	29,291
Other assets	29,961	31,490
Total assets	$2,195,406	$2,513,172
Liabilities and Stockholders’ Equity
Current liabilities
Revolving credit facility	$150,000	$—
Current portion of long-term debt	19,000	19,000
Accounts payable	73,217	52,128
Royalties payable	40,796	72,985
Salaries, wages, and commissions payable	14,250	54,938
Deferred revenue	274,187	305,285
Interest payable	3,814	3,826
Severance and other charges	7,087	12,407
Accrued postretirement benefits	1,571	1,571
Operating lease liabilities	9,171	8,685
Other liabilities	27,044	24,325
Total current liabilities	620,137	555,150
Long-term debt, net of discount and issuance costs	634,800	638,187
Operating lease liabilities	137,676	134,994
Long-term deferred revenue	514,390	542,821
Accrued pension benefits	23,423	23,648
Accrued postretirement benefits	14,228	15,113
Deferred income taxes	21,743	30,871
Other liabilities	5,049	6,028
Total liabilities	1,971,446	1,946,812
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 149,983,155 and 148,928,328 shares issued at March 31, 2020 and December 31, 2019, respectively; 125,406,121 and 124,351,294 shares outstanding at March 31, 2020 and December 31, 2019, respectively	1,500	1,489
Treasury stock, 24,577,034 shares as of March 31, 2020 and December 31, 2019, respectively, at cost	(518,030)	(518,030)
Capital in excess of par value	4,910,171	4,906,165
Accumulated deficit	(4,121,965)	(3,775,992)
Accumulated other comprehensive loss	(47,716)	(47,272)
Total stockholders’ equity	223,960	566,360
Total liabilities and stockholders’ equity	$2,195,406	$2,513,172

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

	(Unaudited) Three Months Ended March 31,
(in thousands of dollars, except share and per share data)	2020	2019
Net sales	$189,925	$194,635
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication Amortization	90,012	96,055
Publishing rights amortization	5,825	7,605
Pre-publication amortization	30,638	33,082
Cost of sales	126,475	136,742
Selling and administrative	133,353	151,983
Other intangible asset amortization	6,273	6,524
Impairment charge for goodwill	262,000	—
Restructuring/severance and other charges	—	1,221
Operating loss	(338,176)	(101,835)
Other income (expense)
Retirement benefits non-service income	61	42
Interest expense	(16,783)	(11,582)
Interest income	766	1,092
Change in fair value of derivative instruments	(380)	(450)
Income from transition services agreement	—	1,826
Loss before taxes	(354,512)	(110,907)
Income tax (benefit) expense	(8,539)	6,455
Net loss	$(345,973)	$(117,362)
Net loss per share attributable to common stockholders
Basic and diluted:
Net loss	$(2.77)	$(0.95)
Weighted average shares outstanding
Basic and diluted	124,688,974	123,798,641

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

	(Unaudited) Three Months Ended March 31,
(in thousands of dollars)	2020	2019
Cash flows from operating activities
Net loss	$(345,973)	$(117,362)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	55,225	68,402
Amortization of operating lease assets	3,632	3,501
Amortization of debt discount and deferred financing costs	1,488	1,046
Deferred income taxes	(9,128)	5,897
Stock-based compensation expense	3,476	3,551
Impairment charge for goodwill	262,000	—
Change in fair value of derivative instruments	380	450
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	44,444	20,482
Inventories	(52,305)	(77,715)
Other assets	(1,680)	(6,272)
Accounts payable and accrued expenses	(20,732)	787
Royalties payable and author advances, net	(29,207)	(24,359)
Deferred revenue	(59,529)	(39,870)
Interest payable	(12)	241
Severance and other charges	(5,320)	(59)
Accrued pension and postretirement benefits	(1,108)	(1,212)
Operating lease liabilities	(3,304)	(4,194)
Other liabilities	886	(9,377)
Net cash used in operating activities	(156,767)	(176,063)
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	—	40,000
Additions to pre-publication costs	(18,751)	(25,898)
Additions to property, plant, and equipment	(11,875)	(10,375)
Acquisition of business, net of cash acquired	—	(5,447)
Net cash used in investing activities	(30,626)	(1,720)
Cash flows from financing activities
Proceeds under revolving credit facility	150,000	—
Payments of long-term debt	(4,750)	(2,000)
Tax withholding payments related to net share settlements of restricted stock units	(48)	(1,756)
Issuance of common stock under employee stock purchase plan	503	505
Net collections under transition services agreement	—	1,854
Net cash provided by (used in) financing activities	145,705	(1,397)
Net decrease in cash and cash equivalents	(41,688)	(179,180)
Cash and cash equivalents at the beginning of the period	296,353	253,365
Cash and cash equivalents at the end of the period	$254,665	$74,185

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA

Consolidated

(in thousands of dollars)

	Three Months Ended March 31,
	2020	2019
Net loss	$(345,973)	$(117,362)
Interest expense	16,783	11,582
Interest income	(766)	(1,092)
Provision (benefit) for income taxes	(8,539)	6,455
Depreciation expense	12,489	16,179
Amortization expense – film asset	—	5,012
Amortization expense	42,736	47,211
Non-cash charges – goodwill impairment	262,000	—
Non-cash charges – stock compensation	3,476	3,551
Non-cash charges – loss on derivative instruments	380	450
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	27	287
Restructuring/severance and other charges	—	1,221
Adjusted EBITDA	$(17,387)	$(26,506)

Free Cash Flow

Consolidated

(in thousands of dollars)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net cash used in operating activities	$(156,767)	$(176,063)
Cash flows from investing activities
Additions to pre-publication costs	(18,751)	(25,898)
Additions to property, plant, and equipment	(11,875)	(10,375)
Free Cash Flow	$(187,393)	$(212,336)

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings (in thousands of dollars)

Consolidated

	Three Months Ended March 31,
	2020	2019
Net sales	$189,925	$194,635
Change in deferred revenue	(58,529)	(39,681)
Billings	$131,396	$154,954

Education

	Three Months Ended March 31,
	2020	2019
Net sales	$151,585	$153,844
Change in deferred revenue	(59,118)	(38,860)
Education Billings	$92,467	$114,984

HMH Books & Media

	Three Months Ended March 31,
	2020	2019
Net sales	$38,340	$40,791
Change in deferred revenue	589	(821)
HMH Books & Media Billings	$38,929	$39,970

Billings is an operating measure utilized by the Company derived as shown above.